Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated November 16, 2004, and is by and between Bellacasa Productions, Inc., a Nevada corporation (the "Company") and Aquamer, Inc., a Delaware corporation ("Aquamer"), (together the "Parties").

RECITALS

            WHEREAS, the shareholders of Aquamer ("Shareholders") will own, at Closing, the shares of capital stock of Aquamer as set forth in Schedule I attached hereto, constituting all of the issued and outstanding stock of Aquamer (the "Aquamer Shares");

            WHEREAS, the Company is a public company, required to file reports under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"); and

            WHEREAS, the Company desires to acquire all of the Aquamer Shares, and the Shareholders desire to exchange all of the Aquamer Shares for shares of voting common stock of the Company, in a transaction that qualifies under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the Parties agree as follows:

            I.          EXCHANGE OF THE SHARES AND CONSIDERATION

                        1.01      Shares Being Exchanged.  Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement the Shareholders shall assign, transfer and deliver to the Company their Aquamer Shares.

                        1.02     Consideration.  Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of the Aquamer Shares to the Company, the Company shall at Closing issue to the Shareholders of Aquamer (the "Aquamer Shareholder List") one (1) share of common stock of the Company, $0.0001 par value per share (the "Common Shares") in exchange for each share of Aquamer, or a total of 28,185,648 Company Shares (Schedule 1).  After the delivery of the new Company Shares, the outstanding number of the shares of the Company will be 36,397,815.  It is understood and agreed by the Company that an additional 1,400,000 shares will be reserved in the option pool and 50,000 shares will be reserved for the exercise of outstanding warrants.

                        1.03      Closing.  The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Aquamer, Inc, and occur no later than November 30, 2004.

                        1.04      Deliveries.  Prior to Closing, the Parties will deliver the following documents:

                                    1.04.1    The items and documents set forth in Sections 1.01 and 1.02.

                                    1.04.2    Pursuant to Section 6.01 hereof, the Company will elect Steven Preiss as Chairman and President, and Kevin Davidson as an officer of the Company.

                                    1.04.3    Company Shares as set forth in Section 1.02.

                        1.05      Filings.  Concurrently with the Closing, the Company shall file the following documents:

                                    1.05.1    A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, as well as any event required to be reported.

                                    1.05.2    A Form 3 report of beneficial ownership with the U.S. Securities and Exchange Commission with respect to each director, executive officer or greater than 10% holder of Company Shares, signed by such director, executive officer or shareholder, as the case may be.

                                    1.05.3    A Schedule 13D with the U.S. Securities and Exchange Commission for each person who is required to file such form as a result of obtaining greater than 5% beneficial ownership of the Company's Common Stock as a result of the transactions contemplated by this Agreement.

            II.        REPRESENTATIONS AND WARRANTIES OF AQUAMER

                        Aquamer represents and warrants to the Company as follows:

                        2.01.   Organization.

                                    2.01.1    Aquamer is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware; Aquamer has the corporate power and authority to carry on its business as presently conducted; and Aquamer is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

                                    2.01.2    The copies of the Certificate of Incorporation and all amendments thereto of Aquamer as certified by the Secretary of State of Delaware, and the copy of the Bylaws as certified by the Secretary of Aquamer, which have heretofore been delivered to the Company, are complete and correct copies of such Certificate of Incorporation as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of Aquamer are contained in the minute book of Aquamer heretofore delivered to the Company for examination, and no minutes or actions in writing have been included in such minute book since such delivery to the Company that have not also been delivered to the Company.

                        2.02     Capitalization.

                                    2.02.1    The authorized capital stock and the issued and outstanding shares of Aquamer are as set forth in Schedule I.  All of the issued and outstanding shares of Aquamer are duly authorized, validly issued, fully paid and nonassessable.

                                    2.02.2    Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Aquamer.

                        2.03    Subsidiaries and Investments. Aquamer does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

                        2.04      Financial Statements.  Prior to Closing, Aquamer will provide financial statements audited by an accounting firm registered with the Public Company Accounting Oversight Board for the years ended December 31, 2002 and December 31, 2003 and will provide unaudited financial statements for the nine months ended September 30, 2004.

                        2.05      No Undisclosed Liabilities.  Other than as described in Exhibit 2.05 hereto, Aquamer is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

                        2.06      Absence of Material Changes.  Since December 31, 2003, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                                    2.06.1    any material change in the condition (finance or otherwise) of the properties, assets, liabilities or business of Aquamer, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                                    2.06.2    any redemption, purchase or other acquisition of any shares of the capital stock of Aquamer, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments of Aquamer relating to their authorized or issued capital stock; or

                                    2.06.3    any change or amendment of the Certificate of Incorporation of Aquamer.

                        2.07      Litigation.  Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or threatened against Aquamer affecting any of its properties or assets against any officer, director, or stockholder of Aquamer that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Aquamer or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

                        2.08      Title to Assets.  Aquamer has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

                        2.09      Real Estate.  There is set forth on Exhibit 2.09 attached hereto a brief description of all real estate (including building and improvements) owned and held by Aquamer, together with a legal description of such real estate.  Aquamer has good and marketable title to such real estate and is free, simple and clear of any encumbrances whatsoever except as shown on Exhibit 2.09 hereto.

                        2.10      Contracts and Undertakings.  Exhibit 2.10 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which Aquamer is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and other undertakings is valid, binding and in full force and effect.  Aquamer is not in material default, or alleged to be in material default, under any contract, agreements, leases, licenses, commitments, instrument or obligation to which Aquamer is a party is in default thereunder nor does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

                        2.11      Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to the Company and are complete and correct and include all amendments, supplements or modifications thereto.

                        2.12      Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.12 hereto, there are and have been no contracts, agreements, arrangements or other transactions between Aquamer and any officer, director, or stockholder of Aquamer, or any corporation or other entity controlled by Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

                        2.13      No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certification of Incorporation or Bylaws of Aquamer, or any agreement, contract or instrument to which Aquamer is a party or by which it or any of its assets are bound.

                        2.14      Ownership of Intellectual Property Rights.  Aquamer owns or has valid right or license to use all patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights (collectively referred to as "Intellectual Property Rights") which are necessary to operate its business as now operated and as now proposed to be operated.  A brief description of such Intellectual Property Rights is set forth on Exhibit 2.14 attached hereto.  Except as set forth on Exhibit 2.14, Aquamer does not have any obligation to compensate any person, firm, corporation or other entity for the use of any such Intellectual Property Rights, nor has Aquamer granted to any person, firm, corporation or other entity any license or other rights to use in any manner, or waived its rights with respect to any Intellectual Property Rights of Aquamer.

                        2.15      Disclosure.  Neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Aquamer in connection with the transactions contemplated hereby, contains any untrue statement of any material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                        2.16      Authority.  Aquamer has full power and authority to enter into this Agreement and to carry out the transaction contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Aquamer and no other corporate proceedings on the part of Aquamer are necessary to authorize this Agreement and the transactions contemplated hereby.

            III.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                        The Company represents and warrants to Aquamer as follows:

                        3.01.    Organization.

                                    3.01.1.  The Company is a corporation duly organized and is in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

                                    3.01.2.  The copies of the Articles of Incorporation and all amendments thereto of the Company as certified by the Secretary of State of Nevada, and the copy of the Bylaws as certified by the Secretary of the Company, which have heretofore been delivered to the Company, are complete and correct copies of such Articles of Incorporation as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company heretofore delivered to Aquamer for examination, and no minutes or actions in writing have been included in such minute book since such delivery to Aquamer that have not also been delivered to Aquamer.

                        3.02    Capitalization.  The authorized capital stock of the Company consists of 50,000,000 shares of common stock and 25,000,000 shares of preferred stock, all with par value $0.0001 per share, of which 8,212,167 shares of common stock and no shares of preferred stock are issued and outstanding.  All outstanding shares are duly authorized, validly issued, fully paid and not assessable.  Following the issuance of Company Shares, the capitalization of the Company shall be as set forth on Schedule II.

                        3.03   Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership or other form of business organization.

                        3.04   Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transaction contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

                        3.05   No Undisclosed Liabilities.  Other than as described in Exhibit 3.05 hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

                        3.06   Litigation.  There is no litigation, proceeding or investigation pending or threatened against the Company affecting any of its properties or assets against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

                        3.07   Title to Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in any Exhibits.

                        3.08   Contracts and Undertakings.  Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and other undertakings is valid, binding and in full force and effect.  The Company is not in material default, or alleged to be in material default, under any contract, agreements, leases, licenses, commitments, instrument or obligation to which the Company is a party is in default thereunder nor does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

                        3.09   Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Aquamer and are complete and correct and include all amendments, supplements or modifications thereto.

                        3.10  Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.12 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company and any officer, director, or stockholder of the Company, or any corporation or other entity controlled by Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

                        3.11  No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

                        3.12  Disclosure.  Neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to Aquamer by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of any material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                        3.13  Financial Statements.  The financial statements of the Company, which will be included in its Form 10-KSB for the year ended December 31, 2003 and its Form 10-QSB for the quarter ended September 30, 2004, both of which will be filed prior to Closing, will present fairly the financial position and results of operations of the Company, on a consistent basis.

                        3.14 Absence of Material Changes.  Since December 31, 2003, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                                    3.14.1.  any material change in the condition (finance or otherwise) of the properties, assets, liabilities or business of the Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                                    3.14.2.  any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments of the Company relating to their authorized or issued capital stock; or

                                    3.14.3.  any change or amendment of the Articles of Incorporation of the Company.

            IV.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                        All representations, warranties and covenants of the Company and Aquamer contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

            V.        CONDITIONS TO CLOSING

                        5.01   Conditions to Obligation of Aquamer.  The obligations of Aquamer and Shareholders under this Agreement shall be subject to each of the following conditions:

                                    5.01.1.  Representations and Warranties of Company to be True.  The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                                    5.01.2.  No Legal Proceedings.  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                                    5.01.3.  Statutory Requirements.  All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

                        5.02    Conditions to Obligation of the Company.  The obligations of the Company and Shareholders under this Agreement shall be subject to each of the following conditions:

                                    5.02.1.  Representations and Warranties of Aquamer to be True.  The representations and warranties of Aquamer herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Aquamer shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                                    5.02.2.  No Legal Proceedings.  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                                    5.02.3.  Statutory Requirements.  All statutory requirements for the valid consummation by Aquamer of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Aquamer of the transactions contemplated by this Agreement shall have been obtained.

            VI.       CERTAIN AGREEMENTS

                        6.01.    Reporting Requirements.  The Company shall file all reports required by Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof.  The parties agree that the failure of the Company to make such filings or to so maintain its books and records shall constitute a material breach of this Agreement.

            VII.     MISCELLANEOUS

                        7.01.    Finder's Fees, Investment Banking Fees.  Neither Aquamer nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein, except for the persons described in Section 7.01.

                        7.02.    Tax Treatment.  The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code.  The Company and Aquamer acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

                        7.03.    Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the other such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

                        7.04.    Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

                        7.05.    Entire Agreement: Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  Only a written instrument duly executed by the parties or their respective successors or assigns may amend this Agreement.

                        7.06.    Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

                        7.07.    Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                        7.08.    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                        7.09.    Governing Law.  This Agreement shall be governed by the laws of the State of Massachusetts applicable to contracts to be performed in the State of Massachusetts.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

BELLACASA, PRODUCTIONS INC.      AQUAMER, INC.

By:       /s/ Richard Gagne                                By:      /s/ Steven Preiss
 Name:  Richard Gagne                                    Name:  Steven Preiss
 Title:     President                                             Title:    President